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                                                                     EXHIBIT 4.2

                                SAMPLE WARRANT
                                --------------

THIS WARRANT WILL BE VOID AND OF NO VALUE UNLESS EXERCISED ON OR BEFORE 5:00 P.M. (VANCOUVER TIME) ON FEBRUARY 20, 1999

                        THIS WARRANT IS NOT TRANSFERABLE

                               CARBITE GOLF INC.
               (Incorporated under the laws of British Columbia)

Number:           Warrant to Purchase _____ Shares

                        WARRANT FOR PURCHASE OF SHARES

     THIS IS TO CERTIFY THAT, for value received, ___ (hereinafter called the "Holder") is entitled to subscribe for and purchase up to ___ fully paid and non-assessable shares without par value in the capital (as constituted on February 2, 1998) of CARBITE GOLF INC. (hereinafter called the "Corporation") at any time on or before the close of business on February 20, 1999 (5:00 p.m. Vancouver Time), pursuant to the terms of a subscription agreement between the Holder and the Corporation dated for reference February 20, 1998 at a price of $0.55 (Cdn) per share if exercised on or before February 20, 1999 subject, however, to the provisions and upon the Terms and Conditions attached hereto as Schedule "A."

     The rights represented by this Warrant may be exercised by the Holder, in whole or in part (but not as to a fraction of a share) by surrender of this Warrant (properly endorsed if required) at the office of Pacific Corporate Trust Company, 830 Howe Street, Vancouver, British Columbia, together with a certified cheque or bank draft payable to or to the order of the Corporation in payment of the purchase price of the number of shares subscribed for.

     IN WITNESS WHEREOF, the Corporation has caused this Non-Transferable Warrant to be executed by its duly authorized officers under its corporate seal, this ___ day of February, 1998.

CARBITE GOLF INC.


COUNTERSIGNED:

PACIFIC CORPORATE TRUST COMPANY

Per:  Authorized Signatory